Exhibit 23.1.d

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-87190 on Form S-3 of Great Plains Energy Incorporated, Registration Statement No. 333-97263 on Form S-3 of Great Plains Energy Incorporated, and Registration Statement Nos. 333-98781 and 33-45618 on Forms S-8 of Great Plains Energy Incorporated of our report dated January 30, 2002 (relating to the financial statements of DTI Holdings, Inc. and Subsidiaries (the "Company") not presented separately herein and which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about the Company's ability to continue as a going concern and an impairment charge recorded by the Company), appearing in this Annual Report on Form 10-K/A of Great Plains Energy Incorporated for the year ended December 31, 2003.

/s/Deloitte & Touche LLP

St. Louis, Missouri
April 13, 2004